As filed with the Securities and Exchange Commission on March 4, 2021

Registration Nos. 333-230618; 333-222110; 333-204489; 333-189010; 333-170809; 333-153837; 333-137438; 333-100817;

333-81168; 333-61578; 333-64125; 333-30885; 333-08707

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-230618

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-222110

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-204489

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-189010

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-170809

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-153837

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-137438

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-100817

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-81168

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-61578

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-64125

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-30885

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-08707

UNDER

THE SECURITIES ACT OF 1933

PRGX Global, Inc.

(Exact name of registrant as specified in its charter)

Georgia	58-2213805
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339

(Address of Principal Executive Offices) (Zip Code)

The Profit Recovery Group International, Inc. 1996 Stock Option Plan

The Profit Recovery Group International, Inc. 1996 Stock Incentive Plan (f/k/a 1996 Stock Option Plan)

The Profit Recovery Group International, Inc. Employee Stock Purchase Plan

The Profit Recovery Group International, Inc. Stock Incentive Plan

The Profit Recovery Group International, Inc. HSA Acquisition Stock Option Plan

PRG-Shultz International, Inc. Employee Stock Purchase Plan

PRG-Shultz International, Inc. Stock Incentive Plan

PRG-Shultz International, Inc. 2006 Management Incentive Plan

PRG-Schultz International, Inc. 2008 Equity Incentive Plan

PRGX Global, Inc. 2008 Equity Incentive Plan (as amended and restated effective April 27, 2010, April 23, 2012, and

April 25, 2014)

PRGX Global, Inc. 2017 Equity Incentive Compensation Plan

2005 Employment Inducement Grants

2009 Employment Inducement Grants

2012 Employment Inducement Grants

2013 Employment Inducement Grants

2014 Employment Inducement Grants

2015 Employment Inducement Grants

2016 Employment Inducement Grants

2017 Employment Inducement Grants

2018 Employment Inducement Grants

2019 Employment Inducement Grants

(Full title of the plan)

Victor A. Allums

PRGX Global, Inc.

600 Galleria Parkway

Suite 100

Atlanta, Georgia 30339

(Name and address of agent for service)

(770) 779-3900

(Telephone number, including area code, of agent for service)

Copies to:

David W. Ghegan, Esq.

Kristen D. O’Connor, Esq.

Troutman Pepper Hamilton Sanders LLP

600 Peachtree Street, N.E., Suite 3000

Atlanta, Georgia 30308

(404) 885-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment relates to the following Registration Statements filed by PRGX Global, Inc., a Georgia corporation (the “Company”), on Form S-8 (collectively, the “Registration Statements”), and is being filed to withdraw and remove from registration the shares of the Company’s common stock, no par value per share (“common stock”), that had been registered under such Registration Statements, together with any and all plan interests and other securities registered thereunder:

1.

Registration Statement on Form S-8 (File No. 333-230618), originally filed with the Securities and Exchange Commission (the “SEC”) on March 29, 2019, registering: 467,606 shares of common stock related to 2019 Employment Inducement Grants to certain employees in connection with their employment; and 401,111 shares of common stock related to 2018 Employment Inducement Grants to employees in connection with their employment;

2.

Registration Statement on Form S-8 (File No. 333-222110), originally filed with the SEC on December 15, 2017, registering: an additional 3,400,000 shares of common stock under the PRGX Global, Inc. 2017 Equity Incentive Compensation Plan; 465,000 shares of common stock related to 2017 Employment Inducement Grants to certain employees in connection with their employment; and 122,976 shares of common stock related to 2016 Employment Inducement Grants to employees in connection with their employment;

3.

Registration Statement on Form S-8 (File No. 333-204489), originally filed with the SEC on May 27, 2015, registering: an additional 3,000,000 shares of common stock under the PRGX Global, Inc. 2008 Equity Incentive Plan, as amended and restated effective April 25, 2014; 340,000 shares of common stock related to 2014 Employment Inducement Grants to certain employees in connection with their employment; and 145,000 shares of common stock related to 2015 Employment Inducement Grants to employees in connection with their employment;

4.

Registration Statement on Form S-8 (File No. 333-189010), originally filed with the SEC on May 31, 2013, registering: an additional 2,200,000 shares of common stock under the PRGX Global, Inc. 2008 Equity Incentive Plan, as amended and restated effective April 23, 2012; 90,000 shares of common stock related to 2012 Employment Inducement Grants to an employee in connection with his employment; and 40,000 shares of common stock related to 2013 Employment Inducement Grants to an employee in connection with his employment;

5.

Registration Statement on Form S-8 (File No. 333-170809), originally filed with the SEC on November 24, 2010, registering: an additional 3,400,000 shares of common stock under the PRGX Global, Inc. 2008 Equity Incentive Plan, as amended and restated effective April 27, 2010; and 640,741 shares of common stock related to 2009 Employment Inducement Grants to an employee in connection with his employment;

6.

Registration Statement on Form S-8 (File No. 333-153837), originally filed with the SEC on October 3, 2008, registering: 2,000,000 shares of common stock under the PRG-Shultz International, Inc. 2008 Equity Incentive Plan; and 50,000 shares of common stock related to 2005 Employment Inducement Grants to an employee in connection with his employment;

7.

Registration Statement on Form S-8 (File No. 333-137438), originally filed with the SEC on September 19, 2006, registering 2,100,000 shares of common stock under the PRG-Shultz International, Inc. 2006 Management Incentive Plan;

8.

Registration Statement on Form S-8 (File No. 333-100817), originally filed with the SEC on October 29, 2002, registering: 1,500,000 shares of common stock under the PRG-Shultz International, Inc. Employee Stock Purchase Plan; and 1,750,000 shares of common stock under the PRG-Shultz International, Inc. Stock Incentive Plan;

9.

Registration Statement on Form S-8 (File No. 333-81168), originally filed with the SEC on January 22, 2002, registering 1,083,846 shares of common stock under The Profit Recovery Group International, Inc. HSA Acquisition Stock Option Plan;

10.

Registration Statement on Form S-8 (File No. 333-61578), originally filed with the SEC on May 24, 2001, registering 4,125,000 shares of common stock under The Profit Recovery Group International, Inc. Stock Incentive Plan;

11.

Registration Statement on Form S-8 (File No. 333-64125), originally filed with the SEC on September 23, 1998, registering 1,000,000 shares of common stock under The Profit Recovery Group International, Inc. 1996 Stock Incentive Plan (f/k/a 1996 Stock Option Plan);

12.

Registration Statement on Form S-8 (File No. 333-30885), originally filed with the SEC on July 8, 1997, registering 750,000 shares of common stock under The Profit Recovery Group International, Inc. Employee Stock Purchase Plan; and

13.

Registration Statement on Form S-8 (File No. 333-08707), originally filed with the SEC on July 24, 1996, registering 3,500,000 shares of common stock under The Profit Recovery Group International, Inc. 1996 Stock Option Plan.

On March 3, 2020, pursuant to the terms of the Agreement and Plan of Merger, dated as of December 24, 2020, by and among the Company, Pluto Acquisitionco Inc., a Delaware corporation (“Parent”), and Pluto Merger Sub Inc., a Georgia corporation and wholly owned subsidiary of Parent (“Merger Sub”), the parties completed the merger of Merger Sub with and into the Company, with the Company surviving as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”). Each outstanding share of common stock, no par value per share, of the Company was converted into the right to receive $7.71 per share in cash, without interest and less any required withholding taxes.

As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to its existing registration statements on Form S-8 under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold or unissued at the termination of the offering, the Company hereby removes from registration all such securities of the Company registered pursuant to the Registration Statements that remain unsold or unissued as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on March 4, 2021.

PRGX GLOBAL, INC.

By:	/s/ Michael Lustig
Name:	Michael Lustig
Title:	Chief Executive Officer and President

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.